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                                                                    EXHIBIT 16.1



[cad 157]AA LLP Letterhead[cad 179]

May 10, 2002

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir/Madam:

We have read the second, fourth and fifth paragraphs of Item 4 included in the Form 8-K dated May 10, 2002 of Learn2 Corporation to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,


Arthur Andersen LLP

cc: Mr. Marc Landy, CFO, Learn2 Corporation